UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    June 6, 2011

BENCHMARK ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-10560 (Commission File Number)	74-2211011 (I.R.S. Employer Identification No.)

3000 Technology Drive, Angleton, Texas	77515
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (979) 849-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2011, Benchmark Electronics, Inc. (the Company) issued a press release announcing the appointment of David W. Scheible to the Board of Directors of the Company (the Board) effective June 6, 2011 as an independent director. Mr. Scheible serves as Chief Executive Officer, President and Director of Graphic Packaging Holding Company, a global manufacturer of custom packaging, paperboard, laminations and coatings, systems and machinery and contract packaging services to multinational companies. He also served as the Chief Operating Officer of Graphic Packaging from 1999 to 2006 and joined Graphic Packaging in 1998 as President of the Flexible Packaging Division. Prior to joining Graphic Packaging, Mr. Scheible had been an executive with Avery Dennison Corporation (1986 to 1998) a global manufacturer of self-adhesive products, office products and specialized label systems. Mr. Scheible began his career at B.F. Goodrich Corporation in 1980, and has held various positions in the manufacturing industry for more than 30 years. Mr. Scheible received a Masters of Business Administration in Finance and a Bachelor of Science in Biochemistry from Purdue University.

The Board has appointed Mr. Scheible to serve as a director and as a member of the Company’s Compensation Committee until the next Annual Meeting of Shareholders planned for May 9, 2012. For his service as a non-employee director of the Company, Mr. Scheible will receive (a) $60,000 per annum; (b) $1,000 per Board meeting attended and (c) $1,000 per Committee meeting attended as a member of such committee. On June 6, 2011, Mr. Scheible received a restricted stock unit award grant of 5,810 Common Shares of the Company under the Company’s 2010 Omnibus Incentive Compensation Plan. These restricted stock units will vest in equal quarterly installments over a one-year period following the date of grant.

The press release announcing the appointment of Mr. Scheible is attached hereto as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits
Exhibit 99.1	Press release dated June 7, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Dated: June 10, 2011	By:	/s/ CARY T. FU
Cary T. Fu
Chief Executive Officer